CONSOLIDATED ENERGY COMMENCES COAL DELIVERIES TO AMERICAN ELECTRIC POWER

MINE VENTILATION AND COAL PROCESSING PROJECTS COMPLETED

BANK LINE OF CREDIT ESTABLISHED

BETSY LAYNE, KY, April 24, 2006 -- Consolidated Energy, Inc. (OTC BB: CEIW), announced today that it began supplying American Electric Power Co. (“AEP”) on a 36-month coal supply contract which has a face value of approximately $73,000,000, not including additionally available incentives.  The contract provides that the Company’s wholly owned subsidiary, Eastern Consolidated Energy Inc., will deliver to AEP’s Big Sandy plant which is located approximately 40 miles from Consolidated’s newly constructed coal preparation facility situated in Martin County, KY, a minimum of 40,000 tons per month and continue until February 2009.  The coal being shipped to AEP is mined from the Company’s Pond Creek seam.

The Company also announced that it completed the approximate, year-long Pond Creek slope construction project along with the Alma mine ventilation project, having expended approximately $6.5 million.  The Company also announced that the newly-constructed, approximately $6 million coal preparation facility began processing coal this month.

The Company, after receiving majority approval from its existing note holders, entered into a Line of Credit agreement with Community Trust Bank, Inc., Pikeville, KY.   This agreement allows the Company to borrow 80% of its AEP accounts receivable, up to $5 million, at a rate of Prime Rate plus 1%.

Mr. Guthrie, the Company’s President, stated that he is excited to see the vision and the many years of effort of so many talented and committed people, begin coming to fruition.

About Consolidated Energy, Inc.

Consolidated Energy, Inc. is engaged in coal mining operations in Eastern Kentucky.  The Company’s main business focus is operating its mining subsidiary, Eastern Consolidated Energy, Inc.

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Contact:

     Consolidated Energy, Inc.,

     David Guthrie, 859-488-0070

     dguthrie@ceiw.net

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may,"  "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks, which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.